Exhibit 99.1

iDEAL Hospitality Partners to Showcase Nightfood
at Major Hotel Industry Trade Show

Sleep-Friendly Snacks to be Introduced to Thousands of Hotel Owners at Asian
American Hotel Owners Association Conference

Tarrytown, NY, March xx, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the sleep-friendly snack company addressing the $50 billion Americans spend annually on nighttime snacks, announced today that iDEAL Hospitality Partners will be exhibiting and promoting Nightfood snacks at the Asian American Hotel Owners Association (AAHOA) 2022 conference and trade show in Baltimore from April 12 – April 15, 2022.

The Asian American Hotel Owners Association is the largest hotel owner’s association in the nation and its 20,000 members own approximately 60 percent of the hotels in the United States. The association’s annual show welcomed more than 6,000 attendees in 2021.

Nightfood is focusing distribution efforts on the hotel vertical, where the top 5 hotel brands account for over 26,000 properties among the 56,000 total hotels in the United States, according to the American Hotel & Lodging Association.

On the heels of a successful retail pilot test by a leading global hotel brand in 2021, Nightfood expects its sleep-friendly positioning and formulations will serve as a unique and powerful competitive advantage in the hotel lobby shop environment over conventional snacks. The hotel brand that conducted the test has initiated the process to launch Nightfood ice cream pints into one of its largest chains, with more than 500 locations in the United States.

“We believe hotel lobby shop distribution offers Nightfood a clear path to rapid growth and profitability,” commented Nightfood founder and CEO Sean Folkson. “We have now established relationships with our first global hotel brand, a leading hospitality-industry group purchasing organization, and the largest snack distributor in the hospitality vertical. With an anticipated increase in awareness through AAHOACON, we believe the pieces are in place for significant growth in 2022.”

Recognizing that hotels have an inherent obligation to help support better sleep for their guests, Nightfood engaged iDEAL Hospitality Partners to accelerate its hotel rollout. Once Nightfood’s initial hotel distribution is in place, further growth is expected to come both from corporate-level deals with additional hotel chains as well as decisions made at the local level by individual hotel owners and hotel management companies.

“My team and I have already had conversations with dozens of hotel management companies representing well over 1,000 hotels that have told us they intend to add Nightfood to their assortment as soon as it’s in distribution,” stated Jill Rigsbee, iDEAL CEO. “Likewise, we’re expecting great results from AAHOACON22. Our goal is distribution secured for Nightfood in 7,500 hotels within nine months of initial launch.”

Nightfood’s initial purchase orders into national hotel distribution are expected to be received this month. The Company’s future plans for Nightfood include sleep-friendly versions of all the most popular nighttime snack choices, including cookies, chips, candy, and single-serve ice cream novelties.

About Nightfood

Nightfood is pioneering the nighttime snack category.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Questions can be directed to investors@Nightfood.com. Interested parties can also sign up for investor updates at ir.nightfood.com

About iDEAL Hospitality Partners Group

iDEAL Hospitality Partners Group, based in Wake Forest, North Carolina, provides outsourced marketing and business development services for companies eager to grow sales in the hospitality sector. The iDEAL team knows the key decision makers and stakeholders that consider and purchase products for all areas of a hotel or resort. Through long-standing relationships with hotel owners and management companies, the iDEAL team presents client’s innovative and unique products and services for the lodging industry to hotels and resorts throughout North and Central America and in the Caribbean.

Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains,s supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3